Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 11, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Abercrombie & Fitch Co., which appears in Abercrombie & Fitch Co.’s Annual Report on Form 10-K for the year ended January 29, 2005.
/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
August 31, 2005